                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         INLAND STEEL INDUSTRIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

     The following letter and attachments were sent to LaSalle National Trust, N.A., as trustee of the Inland Steel Industries, Inc. Thrift Plan, and to its advisors, Oppenheimer Wolff & Donnelly and Duff & Phelps Capital Market Co.

May 16, 1997

Mr. Jeffrey S. Schiedemeyer
Assistant Vice President
LaSalle National Trust, N.A.
135 South LaSalle Street
Chicago, IL 60674-9135


Dear Jeffrey:

Bob Darnall and I are looking forward to meeting with you next Wednesday, May
21. In addition to the material that I have already sent you, I thought you would be interested in having a copy of the attached documents. Specifically I am enclosing:


 . A copy of the recently issue report from Institutional Shareholder Services recommending that shareholders vote against the Greenway partners proposal to spin off Ryerson Tull now,

 . A copy of our press release of May 15, and

 . A copy of Jay Gratz's letter to Greenway Partners in response to yet another idea they proposed to him in a meeting on May 2.

If there are any questions that I might be helpful in answering prior to our meeting next Wednesday, please feel free to contact me.

Sincerely,



M. Robert Weidner, III
General Manager
Communications & Stakeholder Relations

cc: Robert J. Darnall

[LETTERHEAD OF INSTITUTIONAL SHAREHOLDER SERVICES (SM)]
--------------------------------------------------------------------------------
Proxy Analysis:                                                     INLAND STEEL
                                                                INDUSTRIES, INC.


  IAD (NYSE)

  Annual Meeting: May 28, 1997

  Record Date: April 2, 1997

  Security ID: 457472108 (CUSIP) 45747210 (CUSIP) 2462921 (SEDOL) 457470102
  (CUSIP)


--------------------------------------------------------------------------------
                                MEETING AGENDA
--------------------------------------------------------------------------------
 Item    Code               Proposals                Mgt. Rec.       ISS Rec.
================================================================================
[_]1    M0201   Elect Directors                         For             FOR
--------------------------------------------------------------------------------
[_]2    M0101   Ratify Auditors                         For             FOR
--------------------------------------------------------------------------------
                             Shareholder Proposal
--------------------------------------------------------------------------------
[_]3    S0810   Spin Off Metals Services Center
                Business                              Against         AGAINST
--------------------------------------------------------------------------------









--------------------------------------------------------------------------------
Inland Steel Industries, Inc. * May 6, 1997               (C)1997, Institutional
Peter Gleason, Senior Analyst                               Shareholder Services
                                                             Phone: 301/718-2255

[LETTERHEAD OF INSTITUTIONAL SHAREHOLDER SERVICES]
                                                                         PAGE 2
-------------------------------------------------------------------------------
                               FINANCIAL SUMMARY
-------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY  ($ in millions except per share data)
-------------------------------------------------------------------------------

                              1994        1995        1996         ACG*
                              ----        ----        ----         ----

Net Sales                   $4,497.00   $4,781.50   $4,584.10       1.0%

Net Income                     107.40      146.80       45.70     -34.8%

EPS (Primary)                    1.81        2.69        0.75     -35.6%

Dividends per share              0.00        0.20        0.20       NMF

Calendar year-end              $35.12      $25.12      $19.50**
stock price

Dividends paid since: 1995

-------------------
* Annual  Compound Growth
** Current Price
Fiscal Year Ended:  December 31
Source:  Company Annual Report

-------------------------------------------------------------------------------
PERFORMANCE SUMMARY
-------------------------------------------------------------------------------
                                          1-Year      3-Year     5-Year
                                          ------      ------     ------

Total shareholder returns, company        -20.3%      -13.0%      -2.6%

Total shareholder returns, index           19.7%       22.3%      16.4%

Total shareholder returns, peer group     -12.8%       -6.6%       6.6%

-------------------
Source: Company Proxy Statement

-------------------------------------------------------------------------------

BUSINESS:  Distributor of value-added steel and related materials

ACCOUNTANTS:  Price Waterhouse LLP



-------------------------------------------------------------------------------
Inland Steel Industries, Inc. * May 6, 1997              /C/1997, Institutional
Peter Gleason, Senior Analyst                              Shareholder Services
                                                            Phone: 301/718-2255

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         CORPORATE GOVERNANCE PROFILE
--------------------------------------------------------------------------------
GOVERNANCE PROVISIONS
================================================================================
Blank check preferred stock (Charter)

Confidential voting policy and independent inspectors of election

D&O liability protection for acts made in good faith (Charter, April 22, 1987)

No shareholder right to call special meetings (Charter)

Poison pill with sunset provision greater than two years (Adopted: Nov. 25,
1987)

Unequal voting rights

Director term limits that provide for mandatory retirement at age (70)

================================================================================
GOVERNANCE MILESTONES
================================================================================
Adopted policy requiring directors be paid 31% in stock

Elimination of nonemployee director pension plan

Adoption of officer stock ownership requirements

Annual evaluation of CEO performance conducted by unaffiliated, independent directors

Assigned committee of independent directors to recommend corporate governance policies and to monitor compliance

================================================================================
SEVERANCE AGREEMENTS
================================================================================
Change-in-control provisions in executive stock option or other compensation plans

Golden parachute severance agreements triggered by termination of employment following a change in control

Pension parachutes, which provides accelerated pension benefits, triggered by a change in control

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Inland Steel Industries, Inc. - May 6, 1997  /c/1997, Institutional Shareholder Services
Peter Gleason, Senior Analyst                Phone:  301/718-2255

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 4
--------------------------------------------------------------------------------

================================================================================
STATE STATUTES: Delaware
================================================================================
Labor contract provision

Three-year freezeout provision

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Inland Steel Industries, Inc. - May 6, 1997    /c/1997, Institutional Shareholder Services
Peter Gleason, Senior Analyst                  Phone:  301/718-2255

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 5
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               DIRECTOR PROFILES
--------------------------------------------------------------------------------

       Name                   Classification     Term       Dir.       No
                                                 Ends      Since     Stock
================================================================================
A. Robert Abboud                    IO           1998       1974
Robert J. Darnall                    I           1998       1983
James A. Henderson                  IO           1998       1978
Robert B. McKersie                  IO           1998       1994
Leo F. Mullin                       IO           1998       1996
Jean-Pierre Rosso                   IO           1998       1995
Joshua I. Smith                     IO           1998       1991
Nancy H. Teeters                    IO           1998       1991
Arnold R. Weber                     IO           1998       1985

--------------------------------------------------------------------------------

     Classified board: No                 CEO as chairman: Yes

     Current nominees: 9                  Retired CEO on board: No

--------------------------------------------------------------------------------

Inland Steel Industries, Inc. .May 6, 1997     (C)1997, Institutional Shareholder Services
Peter Glesson, Senior Analyst                                          Phone: 301/718-2255

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           COMPOSITION OF COMMITTEES
--------------------------------------------------------------------------------

     Audit           Type      Compensation       Type     Nominating       Type
--------------------------------------------------------------------------------
A. Robert Abboud      IO     Jean-Pierre Rosso     IO   Jean-Pierre Rosso    IO

James A.              IO     Joshua I. Smith       IO   Joshua I. Smith      IO
Henderson

Robert B.             IO     Arnold R. Weber       IO   Arnold R. Weber      IO
McKersie

Leo F. Mullin         IO

Nancy H. Teeters      IO

--------------------------------------------------------------------------------

     Committee Name Assigned by Company:

     Audit: Audit Committee
     Compensation: Compensation Committee
     Nominating: Nominating and Governance Committee


-----------------------------------------------------------------------------------------
Inland Steel Industries, Inc. - May 6, 1997   (C)1997, Institutional Shareholder Services
Peter Gleason, Senior Analyst                                        Phone:  301/718-2255

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                  PAGE 7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               CAPITAL STRUCTURE
--------------------------------------------------------------------------------
Capital Structure
--------------------------------------------------------------------------------

      Type of Shares                   Votes per     Authorized        Shares
                                         Share         Shares        Outstanding
Series E ESOP Convertible                   1.25     15,000,000        3,047,038
preferred stock

Series A $2.40 Cumulative                   1.00     15,000,000           94,202
preferred stock

10.23% Subordinated Voting stock    30.604 votes                    $100,000,000
                                     per $1,000                 principal amount

Common stock                                1.00    100,000,000       48,909,052

--------------------------------------------------------------------------------
Ownership Information
--------------------------------------------------------------------------------
Beneficial Owner                                              Total Voting Power

Officers & Directors                                                       1.42%

Institutions                                                              64.95%

-------------------
Sources: Proxy Statement, CDA Investment Technologies
--------------------------------------------------------------------------------


     Note: The company has four types of voting securities: common stock, Series A Cumulative Convertible Preferred Stock, Series E ESOP Convertible preferred stock, and a 10.23 percent subordinated voting note. Each share of common stock and Series A preferred stock entitles its holder to one vote. Each share of ESOP preferred stock entitles the holder to 1.25 votes, and each $1,000 of principal amount of 10.23 percent subordinated voting note entitles its holder to 30.604 votes.

[_]  Item 1: Elect Directors

     This proposal seeks election of nine directors to serve one-year terms. Leo Mullin is a new director nominee.

     The full board comprises one insider and eight independent outsiders. The Audit Committee comprises five independent outsiders. The Compensation and Nominating & Governance committees each comprise three independent outsiders. We support the

--------------------------------------------------------------------------------
Inland Steel Industries, Inc. - May 6, 1997
Peter Gleason, Senior Analyst
/c/ 1997, Institutional Shareholder Services
Phone:  301/718-2255

 [LETTERHEAD OF INSTITUTIONAL SHAREHOLDER SERVICES]
--------------------------------------------------------------------------------

    independent nature of the key board committees, which include no insiders or affiliated outsiders.

    We recommend a vote FOR the directors.

[_] Item 2: Ratify Auditors

    The board recommends that Price Waterhouse LLP be approved as the company's independent accounting firm for the coming year. Note that the auditors' report contained in t he annual report is unqualified, meaning that in the opinion of the auditor, the company's financial statements are fairly presented in accordance with generally accepted accounting principles.

    We recommend a vote FOR the auditors.

    Shareholder Proposal

[_] Item 3: Spin Off Metals Services Center Business

    Greenway Partners LP, one of the company's largest shareholders, has submitted this nonbinding proposal requesting that Inland distribute all of the stock of Ryerson Tull that Inland holds to Inland shareholders through a tax-free spin-off. The proponent believes that "Inland took a step in the right direction when it established Ryerson Tull as a separately traded company. But the crucial step to unlock shareholder value remains undone." Greenway indicates that the until the separation of the two companies is complete, Inland will remain undervalued in the market. Greenway has also suggested that Inland's board should actively seek a merger partner to capitalize on what it believes is a "desirable" trend towards consolidation in the steel industry.

    ISS spoke with Al Kingsley and Gary Duberstein of Greenway, who indicated that management's actions to date have been very beneficial to the company and that they believe Ryerson Tull is far ahead of any other steel products distributor in the industry. However, they believe that because of Ryerson Tull's small public flost and Inland's continued ownership of more than 87 percent of Ryerson Tull's small public float and Inland's continued ownership of more than 87 percent of Ryerson Tull's economic interest and 96 percent of its voting power, the market is not recognizing the value of the company as a stand-alone entity. Mr. Kingsley indicated that the Ryerson Tull's limited liquidity is hindering the Company's ability to make acquisitions in the market and attract institutional investors. By spinning off the division. Greenway believes the market will be

--------------------------------------------------------------------------------
Inland Steel Industries, Inc. May 8, 1997,       1997, Institutional Shareholder
Peter Gleason, Senior Analyst                    Services/Phone: 301/718-2285

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                 Page 9
-------------------------------------------------------------------------------
able to fairly value both companies and that Ryerson Tull will have additional common stock to fund future acquisitions.

Greenway refers to numerous companies including AT&T Corp., Pacific Telesis Group, and Sears, Roebuck & Co. that have had initial public offerings of less than 20 percent of one of their operating subsidiaries and later followed the offering with a spin-off of the remaining equity interest of the subsidiaries. The proponent argues that spin-offs allow management to focus attention on the respective businesses and allow investors and analysts to value the separate businesses more efficiently. Greenway believes that Inland should follow the lead of the companies that have had successful spin-offs by spinning off Ryerson Tull.

ISS spoke with Inland representative Robert Darnell, CEO; Charles Salowitz, associate general counsel and secretary; and M. Robert Weidner III, general manager of communications and stakeholder relations. The three representatives indicated their understanding of Greenway's position, but also that management has evaluated numerous strategies for improving shareholder value at Inland over the past year. The company began a strategic reassessment of Inland more than a year ago and considers the reassessment an ongoing process. Mr. Darnell indicated that a significant portion of each board meeting is devoted to the company's strategic options and that the public offering of Ryerson Tull was the result of that strategic planning. Management maintains that the public offering achieved many of the same results as a spin-off, including independent access to capital markets, improved management focus on the individual business unit, and enhanced investor ability to evaluate Ryerson Tull.

Management also indicated that it is not opposed to a spin-off, but believes that spinning off Ryerson Tull immediately would diminish the company's financial flexibility. Inland began a deleveraging strategy in late 1992 which reduced fixed obligations by retiring high-cost debt and eliminated certain restrictive debt provisions. Part of that strategy was the public offering of Ryerson Tull, the proceeds of which allowed the company to reduce long-term debt by more than $700 million and lowered interest costs by approximately $70 million annually.

The recapitalization of the company and the public offering of Ryerson Tull was designed to allow management to maintain a significant economic interest in the subsidiary and to control the voting power. According to Mr. Darnell, that structure will qualify the company for tax consolidation, which will allow it to save significantly on its income taxes. Ryerson Tull's net income is credited against Inland's net operating loss carryforward and alternative minimum tax credit. Inland currently has more than $800 million in net operating loss carryforward and alternative minimum tax credits that would be foregone if Ryerson Tull was spun-off. The ownership structure maintained by Inland will also preserve the tax-free spin-off option for Ryerson Tull in the future.


----------------------------------------------------------------------------------------------
Inland Steel Industries, Inc. .May 6, 1997         /c/1997, Institutional Shareholder Services
Peter Gleason, Senior Analyst                                              Phone: 301/718-2255

INSTITUTIONAL
SHAREHOLDER
SERVICES                                                                Page 10
-------------------------------------------------------------------------------

To counter those concerns, Greenway recently announced a proposal to management that it distribute Ryerson "letter stock" in a dividend to Inland shareholders, which would trade similar to the letter stock at USX Corp.'s Marathon Oil Group, Delphi Group, or U.S. Steel. Greenway maintains that the letter stock distribution could be an interim step to a full spin-off and would preserve the tax loss carryforward. It would also augment Ryerson Tull's financial strength by enhancing total shareholder value and providing greater flexibility. Greenway argues that the issuance of the letter stock will allow Ryerson Tull additional equity to become an active participant in the consolidations which will occur in the fragmented metals service center industry. Further, Greenway believes Ryerson Tull's proposed strategy of entering into strategic acquisitions will be hampered by its limited public float unless the company is either spun off or Inland distributes Ryerson letter stock.

Greenway indicates that because its proposal is precatory in nature, supporting it would only send a message to management to consider a spin-off or the use of letter stock in a dividend. The idea is to send a message to management to take some action to enhance the value of Inland through the use of either of the two options Greenway has proposed. Management contends that the board continually addresses its strategic options and considered the effects of a spin-off as recently as January 1997 at the board's annual two-day strategy meeting. Mr. Darnell indicated that the board is focused on increasing shareholder value and that several of the company's directors are officers at companies that have carried out spin-offs, which allows them the insight to understand all of the implications. Right now, the board believes it is not clear that a spin-off would create significant shareholder value given the company's current tax savings and financial flexibility. Mr. Darnell stated that the board "has considered a spin, and will continue to consider a spin, but it is not in shareholders' best interests at this time."

Management also believes that its strategic evaluation of the company will help it in assessing opportunities arising from any consolidation in the steel industry. While Greenway has proposed that management seek a merger partner, the company's recent disclosures that it was in discussions with U.S. Steel Group last year indicate that it is moving in that direction.

Although the discussions were not successful, we believe management and the board are evaluating all of the company's options with regard to enhancing shareholder value. We also believe management has made significant strides in improving Inland's performance over the past two years. The recapitalization process has improved the company's balance sheet, and the capital investments made have strategically positioned the company to further improve performance in the future. Greenway's proposal to spin-off Ryerson Tull has its merits, and it is clear that management also believes Greenway's proposal has some strategic benefits. As with Greenway's spin-off proposals at other companies, the problem at Inland is timing. Given the fact that the board is constantly reviewing the company's

----------------------------------------------------------------------------------------------
Inland Steel Industries, Inc. . May 6, 1997         (C)1997, Institutional Shareholder Services
Peter Gleason, Senior Analyst                                              Phone: 301/718-2255

[LETTERHEAD OF INSTITUTIONAL SHAREHOLDER SERVICES]                       PAGE 11
--------------------------------------------------------------------------------

  strategic options, is open to taking action when appropriate, and has been strategically improving the operations of the company, we believe management is in a better position to determine the timing of its actions than is Greenway. Further, we believe management has already heard the message that Greenway is hoping shareholders will send them by supporting this proposal.

  We recommend a vote AGAINST Item 3.

                              -------------------

                         Inland Steel Industries, Inc.
                             30 West Monroe Street
                            Chicago, Illinois 60608
                                (312) 346-0300


  Company Solicitor: Mackenzie Partners, Inc. (212) 929-5300

  Shareholder Proposal Deadline: December 7, 1997

  This proxy analysis has not been submitted to, or received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding the accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.







--------------------------------------------------------------------------------
Inland Steel Industries, Inc. * May 6, 1997               (C)1997, Institutional
Peter Gleason, Senior Analyst                                           Services
                                                             Phone: 301/718-2255